February 14, 2005



Securities and Exchange Commission
450 5th Street, N. W.
Washington, D. C.  20549

                              Re:     Security Capital Corporation
                                   CIK: 0000725537

Security Capital Corporation initially registered with the Form 10-SB on March 28, 2003 under Section 12 of the Securities Exchange Act of 1934. As a stockholder with a beneficial ownership of over 5% of the outstanding shares of Security Capital Corporation, I am required to file statements of ownership in equity securities of Security Capital Corporation. The statements required to file include (but may not be limited to) the Schedule 13G (a securities ownership report.)

I authorize and designate the following to sign on my behalf and file the afore-mentioned forms as well as any other forms that are requirements in my role and responsibility as a beneficial owner of over 5% ownership in equity securities of Security Capital Corporation:

     Frank West          President of Security Capital Corporation
     William R. Fleming  Vice-President of Security Capital Corporation
     Connie Hawkins      Secretary-Treasurer of Security Capital Corporation

This authorization will stay in effect until revoked in writing by me or when my ownership ceases to require reporting.

Sincerely,



\s\George C. Carlson
Stockholder of Security Capital Corporation